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                                  EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Breaking Technology & Equipment, Inc.
CPI Concrete Products, Inc.
Cranequip Inc.
Cranequip Ltd.
Dura-Wood, LLC
Gantrex Corporation
Gantrex Limited
Hovey Industries Ltd.
HSQ Technology Corporation
L. K. Comstock & Company, Inc.
Midwest Construction Services, Inc.
M-Track Enterprises, Inc.
National Rail Contractors, Inc.
Neosho Central America, Inc.
Neosho Construction Company, Inc.
Pacific Northern Rail Contractors Inc.
PNR Leasing Ltd.
RailWorks of Canada Company
RailWorks Canada, Inc.
RWKS Construction, Inc.
RailWorks Rail Products & Services, Inc.
RailWorks Rail Services of Canada Ltd.
RailWorks Track Services, Inc.
RailWorks Track Systems, Inc.
RailWorks Transit, Inc.
RailWorks Transit Systems, Inc.
RailWorks Wood Products, Inc.
RailWorks Track Systems - Texas, L.P.
U. S. Railway Supply, Inc.
Wood Waste Energy, Inc.